SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 11, 2006

COLOR KINETICS INCORPORATED
(Exact Name of Registrant as Specified in Charter)

Delaware	000-50798	04-3391805
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

10 Milk Street, Suite 1100, Boston, Massachusetts 02108
(Address of principal executive offices) (Zip Code)

(617) 423-9999
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below).
Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below).
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 9.01 Financial Statements and Exhibits
SIGNATURES
Ex-99.1 Letter Agreement dated April 11, 2006

Item 1.01      Entry into a Material Definitive Agreement.
On April 11, 2006, Color Kinetics Incorporated (“Company”) entered into an agreement with George G. Mueller pursuant to which Mr. Mueller resigned as an employee effective April 11, 2006, and, for the remainder of 2006, will serve as a consultant. Mr. Mueller continues as a non-employee Director and Chairman. Pursuant to the terms of the agreement, a full copy of which is attached to this Form 8-K, the Company agreed:
1.	to pay Mr. Mueller a cash bonus for 2005 in accordance with Mr. Mueller’s bonus plan ($114,950, representing 98.5% of Mr. Mueller’s 2005 bonus target);
2.	to pay Mr. Mueller $265,000 for services in 2006, plus COBRA costs;
3.	that the incentive stock option granted to Mr. Mueller on December 10, 2002 (75,000 shares at an exercise price of $5.00 per share) can be exercised on a net issuance basis (this option is fully vested and will terminate thirty days after April 11, 2006);
4.	to fully accelerate the incentive stock option granted to Mr. Mueller on December 16, 2004 (18,633 shares at an exercise price of $16.10 per share) which will terminate thirty days after April 11, 2006 (the non-statutory stock option granted to Mr. Mueller on December 16, 2004 (81,367 shares at an exercise price of $16.10 per share) is not accelerated, and continues to vest on an ongoing basis);
5.	to terminate the severance agreement between us and Mr. Mueller dated April 2, 2001; and
6.	to compensate Mr. Mueller as a non-employee Director beginning April 11, 2006.
The foregoing summary is qualified in its entirety by the full text of the agreement.
Item 9.01      Financial Statements and Exhibits
(c)	Exhibit

99.1 Letter agreement between the Company and George G. Mueller.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COLOR KINETICS INCORPORATED
By:	/s/ David K. Johnson
David K. Johnson
Senior Vice President and Chief Financial Officer

Date: April 14, 2006